Registration No. _______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THE SHYFT GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-2078923 (IRS Employer Identification Number)

41280 Bridge Street Novi, Michigan (Address of Principal Executive Offices)	48375 (Zip Code)

THE SHYFT GROUP, INC.
STOCK INCENTIVE PLAN OF 2016
(Full Title of the Plan)

Jonathan C. Douyard The Shyft Group, Inc. 41280 Bridge Street Novi, Michigan 48375 (Name and Address of Agent for Service)	Copies to:	Kimberly Baber Varnum, LLP 333 Bridge Street NW Grand Rapids, Michigan 49504

(517) 543-6400
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock	1,200,000 shares	$38.04	$45,648,000	$4,980.20
(1)

Represents an additional 1,200,000 shares of the Registrant’s common stock (“Common Stock”) authorized for issuance under The Shyft Group, Inc. Stock Incentive Plan of 2016 (as subsequently amended from time to time, the “Plan”), pursuant to the amendment to the Plan approved by the Registrant’s shareholders on May 20, 2020. In addition, pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee. The price shown is based upon the price of $38.04 per share, the average of the high and low prices for the Common Stock as reported in the NASDAQ Global Select Market on April 7, 2021, in accordance with Rule 457(c) and (h)(1).

(3)

Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the Plan. A Registration Statement on Form S-8 was filed on September 12, 2016, covering 2,800,000 shares of Common Stock reserved for issuance pursuant to the Plan.

EXPLANATORY NOTE

Incorporation by Reference. This Registration Statement is filed pursuant to General Instruction E to Form S-8. The contents of the Registration Statement on Form S-8, File No. 333-213581, filed by the Registrant on September 12, 2016, are incorporated in this Registration Statement by reference and made a part hereof.

Registration of Additional Shares of Common Stock Under the Plan. This Registration Statement on Form S-8 is filed by the Registrant to register an additional 1,200,000 shares of Common Stock, which may be issued pursuant to the Plan pursuant to an amendment to the Plan approved by the shareholders of the Registrant on May 20, 2020.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The contents of the Registration Statement on Form S-8, File No. 333-213581, previously filed with the SEC on September 12, 2016, by The Shyft Group, Inc. (formerly known as Spartan Motors, Inc.) (the “Registrant”), are incorporated in this Registration Statement by reference. In addition, the following new documents filed by the Registrant are incorporated by reference:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c) The description of the Registrant’s Common Stock, which is contained in the Registrant’s Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 8. Exhibits

The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Document

5	Opinion of Varnum, LLP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Varnum, LLP (included in Exhibit 5 and incorporated herein by reference).

24	Powers of Attorney (included on the signature page).

99

The Shyft Group, Inc. Stock Incentive Plan of 2016, as amended. Previously filed as Appendix B to the Registrant’s definitive proxy statement on Schedule 14A filed with the SEC on April 10, 2020, and incorporated herein by reference.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novi, State of Michigan, on this 14th day of April, 2021.

THE SHYFT GROUP, INC. (Registrant)
/s/ Jonathan C. Douyard
Jonathan C. Douyard Chief Financial Officer

POWER OF ATTORNEY

I appoint Daryl M. Adams and Jonathan C. Douyard, and each of them, as my attorneys-in-fact and agents, with full power of substitution and re-substitution, for and in my name, place, and stead, in any and all capacities, to sign one or more registration statements on Form S-8 (or any other form deemed necessary or advisable by either of the named attorneys-in-fact) to register for issuance shares of the common stock of The Shyft Group, Inc. to be issued pursuant to The Shyft Group, Inc. Stock Incentive Plan of 2016, as amended, and any and all amendments (including post-effective amendments) to such registration statement, and to sign any registration statement for the same offering covered by such registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any such substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: April 14, 2021	/s/ Daryl M. Adams
Daryl M. Adams, Director, President and Chief Executive Officer (Principal Executive Officer)

Date: April 14, 2021	/s/ Jonathan C. Douyard
Jonathan C. Douyard, Chief Financial Officer (Principal Accounting and Financial Officer)

Date: April 14, 2021	/s/ James A. Sharman
James A. Sharman, Chairman of the Board and Director

Date: April 14, 2021	/s/ Thomas R. Clevinger
Thomas R. Clevinger, Director

Date: April 14, 2021	/s/ Richard F. Dauch
Richard F. Dauch, Director

Date: April 14, 2021	/s/ Michael Dinkins
Michael Dinkins, Director

Date: April 14, 2021	/s/ Angela K. Freeman
Angela K. Freeman, Director

Date: April 14, 2021	/s/ Ronald E. Harbour
Ronald E. Harbour, Director

Date: April 14, 2021	/s/ Paul A. Mascarenas
Paul A. Mascarenas, Director

Date: April 14, 2021	/s/ Terri A. Pizzuto
Terri A. Pizzuto, Director

Date: April 14, 2021	/s/ Mark B. Rourke
Mark B. Rourke, Director